UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 8, 2008 (May 6, 2008)

WORTHINGTON INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(614) 438-3210
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On May 6, 2008, Worthington Industries, Inc. ("Worthington Industries") entered into a First Amendment to Credit Agreement (the "Amendment") amending the Second Amended and Restated Revolving Credit Agreement, dated as of September 29, 2005 (the "Credit Agreement") among Worthington Industries, as Borrower; PNC Bank, National Association, as Issuing Lender, Swingline Lender and Administrative Agent, and various lenders party to the Credit Agreement, amending its long-term revolving credit facility.

The Credit Agreement represents a syndicated unsecured revolving credit facility under which aggregate revolving credit commitments of $435 million will be available. Worthington Industries has the right to reduce the aggregate amount of the revolving credit commitments.

The Credit Agreement had been due to expire on September 29, 2010. The Amendment provides for an extension of the revolving credit commitments to May 6, 2013 for all commitments except for the $35 million commitment of Comerica Bank which will expire on September 29, 2010. In addition, the Amendment increases the facility fees and applicable percentage for base rate and Eurodollar loans payable from the amounts provided for in the Credit Agreement.

As of May 6, 2008, there were loans (including swingline loans) or letters of credit outstanding under the Credit Agreement in the amount of $149.25 million.

The foregoing description of the Amendment is qualified in its entirety by reference to the full and complete terms of the Amendment, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a) – (c)		Not applicable.

(d)		Exhibits:

4.1

First Amendment to Credit Agreement, dated as of May 6, 2008, among Worthington
Industries, Inc., as Borrower; among Worthington Industries, as Borrower; PNC Bank,
National Association, as Issuing Lender, Swingline Lender and Administrative Agent,
and various lenders party to the Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date:	May 8, 2008	By:	/s/ Dale T. Brinkman
Dale T. Brinkman, Vice President-Administration,
General Counsel and Secretary